Exhibit 2

Stockholm, Sweden	June 28, 2022

Calliditas Therapeutics establishes a U.S. At-the-Market Program

Calliditas Therapeutics AB (publ) (Nasdaq: CALT, Nasdaq Stockholm: CALTX) (“Calliditas” or “the Company”) today announced that it has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement including a prospectus (“Prospectus”) relating to a U.S. At-the-Market framework of up to an aggregate amount of $75,000,000, pursuant to which the Company may, at its option, sell American Depositary Shares (“ADSs”) in the United States at market price, from time to time, in “at the market” transactions on The Nasdaq Global Select Market (the “ATM Program”). If the Company chooses to use the ATM Program, the ADSs will be sold pursuant to an Open Market Sale Agreement (the “Sale Agreement”) with Jefferies LLC (“Jefferies”). The timing of any potential sales under the ATM Program will depend on a variety of factors and Calliditas is not under any obligation to utilize the ATM Program in a specified amount or at all.

The ADSs intended to be sold under the Sale Agreement, if any, will be issued and sold by methods deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, pursuant to a shelf registration statement on Form F-3 (the “Registration Statement”), once declared effective by the SEC. The number of ADSs sold pursuant to the Sale Agreement will be limited to the number of underlying common shares approved for transfer pursuant to the shareholder authorization obtained at the annual general meeting held on May 19, 2022 in respect of maximum 5,908,019 shares being valid up until the annual general meeting 2023. Such transfers, if any, may be made effective at a price in cash which corresponds to the market price at the time of the transfer of the Calliditas shares transferred as the Board of Directors finds appropriate. No assurance can be made that sales under the ATM Program will take place. No transactions under the ATM Program will take place on Nasdaq Stockholm. As of today, Calliditas does not hold any of its own shares, but has issued 5,908,018 class C shares to Aktieinvest which the Company intends to repurchase. All C shares are pending conversion into ordinary shares before they are transferred under the ATM Program.

To the extent that ADSs are sold pursuant to the ATM Program, the Company expects to use the net proceeds primarily to fund the development of candidates from the Company’s NOX inhibitor platform, including setanaxib, in indications for which they may have therapeutic potential, including PBC and squamous carcinoma of the head and neck, or for any indications which are in early development, to fund commercial activities for TARPEYO, to fund the development of Budenofalk in AIH, and to fund the acquisition, development and commercialization of product candidates that the Company may acquire or in-license and for working capital and other general corporate purposes.

For additional information, please contact:

Marie Galay, IR Manager, Calliditas

Tel.: +44 79 55 12 98 45, email: marie.galay@calliditas.com

The information was sent for publication, through the agency of the contact persons set out above, on June 28, 2022 at 11:15 p.m. CEST.

The Registration Statement was filed with the SEC on June 28, 2022 and has not yet been declared effective. Any sales under the ATM Program will be made pursuant to the Prospectus relating to the ATM Program once the Registration Statement has been declared effective. Before purchasing ADSs in the offerings, prospective investors should read the Prospectus, together with the documents incorporated by reference therein. A copy of the Prospectus may be obtained on the SEC's website at www.sec.gov. Alternatively, a copy of such Prospectus may be obtained from Jefferies LLC, Attention: Prospectus Department, 520 Madison Avenue, New York NY 10022, or by telephone at 1-877-821-7388, or by email at Prospectus_Department@Jefferies.com.

This company announcement does not and shall not constitute an offer to sell or a solicitation to buy the securities mentioned and no sale of such securities will be made in the United States, any state or province in which such offer, solicitation or sale would be unlawful until the securities are registered or their distribution is permitted under the securities laws of that state or province. In particular, no public offering of the ADSs will be made in Europe.

About Calliditas

Calliditas Therapeutics is a commercial stage biopharma company based in Stockholm, Sweden focused on identifying, developing and commercializing novel treatments in orphan indications, with an initial focus on renal and hepatic diseases with significant unmet medical needs. Calliditas’ lead product, TARPEYOTM (budesonide) delayed release capsules, has been approved by the FDA. This drug product is awaiting European Commission (EC) approval following a positive CHMP opinion. Additionally, Calliditas is conducting a Phase 2b/3 trial with its NOX inhibitor product candidate setanaxib in primary biliary cholangitis and is initiating a head and neck cancer Phase 2 trial with setanaxib. Calliditas’ common shares are listed on Nasdaq Stockholm (ticker: CALTX) and its American Depositary Shares are listed on the Nasdaq Global Select Market (ticker: CALT).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including as to any potential sales under the ATM Program and the application of net proceeds therefrom. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties, and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, any related to Calliditas’ business, operations, clinical trials, supply chain, strategy, goals and anticipated timelines, competition from other biopharmaceutical companies, and other risks identified in the section entitled “Risk Factors” in Calliditas’ reports filed with the Securities and Exchange Commission. Calliditas cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Calliditas disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent Calliditas’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

Disclaimer

This announcement does not, and shall not, in any circumstances constitute a public offering nor an invitation to solicit the interest of the public in Sweden, the United States or in any other jurisdiction, in connection with any offer.

The distribution of this document may, in certain jurisdictions, be restricted by local legislation. Persons into whose possession this document comes are required to inform themselves about and to observe any such potential local restrictions.

This announcement is not an advertisement and not a prospectus within the meaning of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (the “Prospectus Regulation”).

With respect to the member States of the European Economic Area, including Sweden no action has been undertaken or will be undertaken to make an offer to the public of the securities referred to herein requiring a publication of a prospectus in any relevant member State. As a result, the securities may not and will not be offered in any relevant member State except in accordance with the exemptions set forth in Article 1(4) of the Prospectus Regulation or under any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Regulation and/or to applicable regulations of that relevant member State.

This announcement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) within the United Kingdom, to “qualified investors” (as defined in the UK Prospectus Regulation) who are (a) investment professionals falling within Article 19(5) of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (b) high net worth entities falling within Article 49(2)(a) – (d) of the Order (the persons described in (i) and (ii) above together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this announcement or any of its contents. The “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018.